EXHIBIT 12

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                 Three
                                                                                                Months
                                                                                                 Ended
                                                                                              March 31
                                                                                           -----------

(Dollars in Millions)                                                                             1999
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
EARNINGS
 1.   Net income ........................................................................    $   366.8
 2.   Applicable income taxes ...........................................................        206.4
                                                                                           -----------
 3.   Net income before taxes (1 + 2) ...................................................    $   573.2
                                                                                           ===========
 4.   Fixed charges:
      a  Interest expense excluding interest on deposits ................................    $   257.7
      b. Portion of rents representative of interest and amortization of debt expense ...         11.5
                                                                                           -----------
      c. Fixed charges excluding interest on deposits (4a + 4b) .........................        269.2
      d. Interest on deposits ...........................................................        311.6
                                                                                           -----------
      e. Fixed charges including interest on deposits (4c + 4d) .........................    $   580.8
                                                                                           ===========
 5.   Amortization of interest capitalized ..............................................    $     --
 6.   Earnings excluding interest on deposits (3 + 4c + 5) ..............................        842.4
 7.   Earnings including interest on deposits (3 + 4e + 5) ..............................      1,154.0
 8.   Fixed charges excluding interest on deposits (4c) .................................        269.2
 9.   Fixed charges including interest on deposits (4e) .................................        580.8

RATIO OF EARNINGS TO FIXED CHARGES
10.   Excluding interest on deposits (line 6/line 8) ....................................         3.13
11.   Including interest on deposits (line 7/line 9) ....................................         1.99
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


U.S. Bancorp                                                                  27